U.S. POSTAL SERVICE RENEWS ABX AIR CONTRACT FOR INDIANAPOLIS HUB

WILMINGTON, Ohio -- September 5, 2006 - ABX Air, Inc. (NASDAQ:ABXA) announced today that its subsidiary, ABX Cargo Services, has been awarded a new four-year contract to manage the U.S. Postal Service's (USPS) terminal handling services in Indianapolis, Ind.

The contract is the third such award this year from the USPS for ABX. In July, ABX was awarded a contract to manage the USPS sort center in Dallas, Texas; in August, ABX was selected to manage the USPS sort center in Memphis, Tenn.

ABX has managed the USPS sort facility in Indianapolis since 2004. The new four-year contract expands ABX's role there through October 2010 and is projected to generate $17.7 million in additional revenues for ABX over its term.

Under each of its USPS hub contracts, ABX will be compensated at a firm price for its fixed costs, plus an additional amount based on the volume of mail handled at each facility. Each contract provides for two, two-year extensions at the discretion of the U.S. Postal Service.

"Our selection to manage three hubs for the Postal Service says a lot about the reputation for quality and efficiency we have earned over 25 years in this business," stated Joe Hete, President and CEO of ABX Air. "We have a proven, tested business model that we intend to follow in each USPS operation, making adjustments for local conditions as needed."

ABX Air is a cargo airline with a fleet of more than 100 aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. In addition to providing airlift capacity and sort facility staffing to DHL, ABX Air provides charter, maintenance and package handling services to a diverse group of customers. ABX is the largest employer in a several-county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air's actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, ABX Air's ability to control costs, the volume of mail handled, and other factors that are contained from time to time in ABX Air's filings with the U.S. Securities and Exchange Commission, including ABX Air's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the Company's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact: Quint Turner

ABX Air, Inc.
937-382-5591